Filed Pursuant to Rule 424(b)(1)
Registration No. 333-17118

PROSPECTUS

1,989,000 Shares of Common Stock

This Prospectus relates to the offer and sale of up to 1,989,000 shares of our Common Stock (“Common Stock”) held by Selling Stockholders listed beginning on page 12 of this Prospectus (the “Selling Stockholders”), (the “Offering”). See “SELLING STOCKHOLDERS.”

The Selling Stockholders may sell their shares of our Common Stock (the “Shares”) from time to time at the initial price of $0.05 per share until our common shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. See “DETERMINATION OF OFFERING PRICE,” “SELLING STOCKHOLDERS” and “PLAN OF DISTRIBUTION.”

We will pay the expenses of registering these Shares. We will not receive any proceeds from the sale of Shares of Common Stock in this Offering. All of the net proceeds from the sale of the Shares will go to the Selling Stockholders.  The Selling Shareholders are expected to receive aggregate net proceeds of approximately $99,450 from the sale of their Shares (approximately $.05 per share).

Our Common Stock is not currently listed for trading on any exchange. It is our intention to seek quotation on the OTC Bulletin Board (the “OTCBB”) if we qualify for listing on the same. There can be no assurances that our Common Stock will be approved for trading on the OTCBB, or any other trading exchange.

This Prospectus is part of a registration statement that we have filed with the US Securities and Exchange Commission. Prior to filing of our registration statement, we were not a reporting company under the Securities Exchange Act of 1934, as amended. Following the effectiveness of our registration statement we will become subject to the reporting requirements under the aforesaid Act.

We are an “emerging growth company” as defined under the federal securities laws and are subject to reduced public company reporting requirements.

Investing in our Common Stock involves a high degree of risk. You should invest in our Common Stock only if you can afford to lose your entire investment.

SEE “RISK FACTORS” BEGINNING ON PAGE 5.

The information in this Prospectus is not complete and may be changed.  This Prospectus is included in the registration statement that was filed by Yummy Flies, Inc. with the Securities and Exchange Commission.  The Selling Stockholders may not sell these Shares until the registration statement becomes effective. This Prospectus is not an offer to sell these Shares and is not soliciting an offer to buy these Shares in any State where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is August 14, 2013

PROSPECTUS SUMMARY

This summary provides an overview of certain information contained elsewhere in this Prospectus and does not contain all of the information that you should consider or that may be important to you. Before making an investment decision, you should read the entire Prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to the financial statements.  In this Prospectus, the terms “the “Company,” “we,” “us” and “our” refer to Yummy Flies, Inc., unless otherwise specified herein.

Overview

We were incorporated on December 26, 2005, in the State of Colorado under the name Yummyflies.com, Inc. to market and sell a proprietary line of fly fishing products.  On March 4, 2010 we filed an amendment to our Articles of Incorporation changing our name to “Yummy Flies, Inc.”  In September 2010, we engaged in a forward split of our issued and outstanding Common Stock whereby nine (9) shares of Common Stock were issued in exchange for every one (1) share then issued and outstanding.  All references to our issued and outstanding Common Stock in this Prospectus are presented on a post-forward split basis unless otherwise indicated.

We commenced our fly-fishing operations in 2006 at the Trout Unlimited Fly Tying Clinic. Trout Unlimited is a national organization of trout fisherman.  At that clinic we presented our ties and demonstrated how they were tied.  From the spring of 2006 through 2008 we engaged in the test marketing of our initial products by giving to five Colorado fly-fishing guides samples of our products to use with their clients on their fishing trips, including our Midge Pupa, Chronomid and Mysis Schrimp ties, in order to demonstrate that these ties were successful in the principal intended use – to catch fish. Each of these guides advised us that the ties we provided were very successful.  We also participated at area fly tying clinics and demonstrated tying our flies and showing portions of our videos at the International Sportsman Show and The Fly Fishing Show.  These activities were accomplished before our web site was completed.  At the time, we believed that our products needed to be tested by fly fisherman of all capabilities in all weather conditions and also with “finicky fish” (trout that have been heavily fished as to be weary and spooky).  These limited test markets proved to be encouraging with our Natural Selection Series of flies the most popular because these fishermen were more successful catching fish using our ties than they had been using other ties.    Despite these positive initial activities, as can be demonstrated by our limited revenues generated to date, our initial marketing efforts have not been well received.  Additionally, there can be no assurances that fisherman who use our ties will catch more fish that they would using other flies.  The results of the tests described above are our opinion only and no formal independent tests have ever been conducted on our flies. Further, none of our flies have been tested by anyone other than the five guides referenced above, including other fisherman of all capabilities.

As of the date of this Prospectus we offer 16 varieties of our fly fishing ties, as well as 5 videos we produced on tying our signature patterns, which are being marketed on our web site, www.yummyfiles.com.   We also market a personal watercraft manufactured by NRS, Inc., a leading marketer and manufacturer of paddle sports products, including products for kayaking, rafting and associated outdoor activities, See “DESCRIPTION OF BUSINESS.”

As of the date of this Prospectus our management only devotes approximately 15 hours per week to our affairs.  This time may increase if and when our business activity increases, of which there is no assurance.  Additionally, our management owns in excess of a majority of our outstanding Common Stock.  As a result, they have the ability to determine the outcome on all matters requiring approval of our shareholders, including the election of directors and approval of significant corporate transactions.  See “RISK FACTORS.”

To date, our operations have been limited and we have only generated nominal revenues. We believe that our principal difficulty has been the lack of available capital to operate and expand our business.  We believe we will need approximately $500,000 in additional working capital in order to increase inventory, as well as for marketing and sales, including hiring a marketing/sales person, generate an inventory of DVD’s and flies and develop a marketing kit for distribution on a wholesale and retail basis, as well as implement our plan to consolidate our industry.  See “DESCRIPTION OF BUSINESS.”  We lack a market presence that is needed in order for us to succeed.  Advertising brochures and a presence at fly shows (booth space) are also needed.  As of the date of this Prospectus we have no commitment from any investor or investment-banking firm to provide us with the necessary funding and there can be no assurances we will obtain such funding in the future.  Failure to obtain this additional financing will have a material negative impact on our ability to generate profits in the future.  We will not receive any proceeds from the sale of the securities offered herein.  See “RISK FACTORS.”

We have not yet generated profits from our operations.  Our independent accountants have expressed a "going concern" opinion.

Our financial statements accompanying this Registration Statement have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  We incurred net losses of ($823) during the three months ended March 31, 2013, ($19,191) during the fiscal year ended December 31, 2012, and ($9,097) and ($12,169) during the years ending December 31, 2011 and 2010, respectively.  We have had minimal sales since our inception, including $422 during the three months ended March 31, 2013, none in 2012 and $331 during our fiscal year ended December 31, 2011.  Total stockholders’ equity at March 31, 2013 was ($22,081) and the aggregate market price of our Common Stock as of the date of this Prospectus is $513,900 based upon the proposed Selling Shareholder offering price of $0.05 per share herein.  As of July 31, 2013, we had $934 in cash. Our current available capital is insufficient to conduct more than limited implementation of our business plan and we estimate this will only last for a few more months, unless additional revenues are generated, of which there can be no assurance.  We also do not have sufficient capital to cover our costs of operations over the next 12 months. However, while our management has indicated that, in a worst case scenario they will make loans to us to cover these costs they have no legal obligation to do so.   There are no agreements with any member of our management obligating them to provide loans to us and there can be no assurances that any member of management will agree to make such loans in the future.  As of March 31, 2013, our management has loaned us $10,632 on an interest free basis.  Until we are successful in raising additional capital, of which there is no assurance, we will be relying upon loans from our management and shareholders.  While our current burn rate is nominal, it is expected that our costs of operations will increase significantly once we are a reporting company.  We are relying upon our ability to raise additional funds once our common stock is approved for trading.  We have had conversations with various potential investors who have indicated an interest in investing in our Company, but only if we can establish a trading market for our Common Stock and thereby provide investors with an exit strategy should they need to liquidate their investment.  However, there are no assurances that our common stock will be approved for trading, or if so approved, that we will be successful in raising any equity capital in the future.  Based upon our current business plan we expect to continue to incur losses in the foreseeable future and there can be no assurances that we will ever establish profitable operations.  See “RISK FACTORS.”

Our executive offices are located at 1848 South Lamar Ct., Lakewood, CO 80232, telephone (303) 619-2503.

About The Offering

Common Stock to be Offered by Selling Shareholders	1,989,000 shares. This number represents approximately 19% of the total number of shares outstanding following this Offering.

Number of shares outstanding before and after the Offering	10,278,000(1)

Use of Proceeds	We will not receive any proceeds from the sale of the Common Stock.

Risk Factors	See the discussion under the caption “RISK FACTORS” and other information in this Prospectus for a discussion of factors you should carefully consider before deciding to invest in our Common Stock.
_________________________

(1)	Because we are not selling any of our Common Stock as part of this Offering, the number of issued and outstanding shares of our Common Stock will remain the same following this Offering.

Selected Financial Data

The following selected financial data should be read in conjunction with our financial statements and the related notes to those statements included in “FINANCIAL STATEMENTS” and with “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” appearing elsewhere in this Prospectus.  The selected financial data has been derived from our audited and unaudited, reviewed financial statements.

Statement of Operations:

	Year Ended December 31,		Three Months Ended March 31,
	2011	2012	2012	2013
			(unaudited)	(unaudited)

Revenues	$331	-	$-	$422

Total operating expenses	$9,428	$19,171	$161	$1,245
Income (Loss) from operations	$(9,097)	$(19,171)	$(161)	$(823)
Other income (expense)	$-	$-	$-	$-
Provision for income tax	$-	$-	$-	$-
Net income (loss)	$(9,097)	$(19,171)	$(161)	$(823)

Net income (loss) per share – (basic and fully diluted)	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Weighted common shares outstanding	10,278,000	10,278,000	10,278,000	10,278,000

Balance Sheet:

	Year Ended December 31, 2012	Year Ended December 31, 2011

Cash	$444	$4,102
Current assets	$2,559	$5,978
Total assets	$2,594	$6,532
Current liabilities	$23,185	$7,952
Total liabilities	$23,185	$7,952
Total stockholders’ equity	$(20,591)	$(1,420)

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

We have made some statements in this Prospectus, including some under “RISK FACTORS,” “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS,” “DESCRIPTION OF BUSINESS” and elsewhere, which constitute forward-looking statements.  These statements may discuss our future expectations or contain projections of our results of operations or financial condition or expected benefits to us resulting from acquisitions or transactions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements.  These factors include, among other things, those listed under “RISK FACTORS” and elsewhere in this Prospectus.  In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology.  Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

RISK FACTORS

An investment in our Common Stock is a risky investment. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors before purchasing shares of our Common Stock offered hereby. We believe that we have included all material risks.

Risks Related to our Operations

Our independent accountants have expressed a "going concern" opinion.

Our financial statements accompanying this Registration Statement have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The financial statements do not include any adjustment that might result from the outcome of this uncertainty.  We have a minimal operating history and minimal revenues or earnings from operations.  We have no significant assets or financial resources.  We will, in all likelihood, sustain operating expenses without corresponding revenues, at least until we begin to generate profits from operations.  There is no assurance that we will generate profits from operations in the foreseeable future, or at all.

We have had limited operations to date.

We were incorporated in the State of Colorado on December 26, 2005, and have had limited operations to date.  There is no assurance that our current activities will be successful or result in revenue or profit to us.  We face all risks that are associated with any new business, such as under-capitalization, cash flow problems, and personnel, financial and resource limitations.

In addition, as a public reporting company we will also incur additional costs and expenses that we may not have the ability to meet due to our limited available capital.  We currently do not have sufficient funds to meet our anticipated obligations over the next 12 months.  Therefore, to meet these obligations we need to either raise additional equity or debt capital, or increase revenues.  Because of our limited available capital we have been unable to engage in marketing, to the level we believe necessary, including attendance at trade shows.  There is no assurance that we will be successful in implementing our business plan described herein.  See "DESCRIPTION OF BUSINESS”

We have limited operating history or revenue and minimal assets.

We are considered a "development stage” company and, as such, have had a limited operating history and minimal revenues and have not generated profits from our operations.  We have no significant assets or financial resources.  We will, in all likelihood, sustain operating expenses without corresponding revenues.  This may result in our incurring a net operating loss that will increase continuously until we have fully implemented our business plan.  There can be no assurance that our operations will become profitable in the near future, or at all.

We have limited capitalization and limited funds available for operations; we will require additional financing.

As of July 31, 2013, we had $934 in cash.  Our current available capital is insufficient to conduct more than limited implementation of our business plan.  Unless we generate additional revenue from the sale of our products, of which there is no assurance, we also do not have sufficient capital to cover our costs of operations over the next 12 months. However, while our management has indicated that, in a worst case scenario they will make loans to us to cover these costs they have no legal obligation to do so.   There are no agreements with any member of our management obligating them to provide loans to us and there can be no assurances that any member of management will agree to make such loans in the future.  We may be required to undertake subsequent offerings of our Common Stock to complete our business plan.  As of the date of this Prospectus we estimate that we will require an additional $500,000 in capital to fully implement our business plan and cover the costs of being a public reporting company, which we estimate to be approximately $15,000-$20,000 annually.  While no assurances can be provided, we believe we can implement a portion of our business plan if we raise between $100,000 and $200,000.  We believe we can obtain profitability with this lower amount. While it is our intention to conduct an equity offering if and when our common stock is approved for trading, there are no assurances that our common stock will be approved for trading, or if so approved, that we will be successful in raising any additional equity capital. If this proposed offering is not successfully consummated, we will not have sufficient funds with which to fully implement our business plan, including funds for marketing and attendance at dealer shows.  Our success is dependent upon our ability to raise additional capital.  If we are unsuccessful in obtaining additional financing, it is likely we will not be able to market and sell our product in sufficient volume to allow us to generate profits or otherwise meet our obligations.  See "DESCRIPTION OF BUSINESS."

Your investment may be materially diluted if we consummate subsequent offerings of our Common Stock.

We may implement subsequent offerings of our Common Stock to raise the necessary capital to fully implement our business plan.  If such offerings are successfully consummated, our shareholders will be materially and substantially diluted.

Because of the current economic crises, it may be difficult to develop a recreational-related business.

Purchases of many consumer products are discretionary and tend to be highly correlated with the cycles of the levels of disposable income of consumers.  As a result, any substantial deterioration in general economic conditions could adversely affect consumer spending patterns, our sales and our results of operations.  In particular, decreased consumer confidence or a reduction in discretionary income as a result of unfavorable economic conditions may negatively affect our business.  If the current economic environment persists or worsens, consumers may reduce or delay their purchases of our products. Any such reduction in purchases could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on management.

Our success is dependent upon the efforts of our President and Chief Executive Officer, Gary Okizaki, and, to a lesser extent, our other officers, directors, and other personnel.  We are dependent on the services of Mr. Okizaki and to the extent that his services should become unavailable to us, we would suffer materially.  To date we have not paid any of our executive officers any compensation and until we are successful in raising additional capital or increasing revenues it is doubtful we will be able to pay them any compensation in the near future, or otherwise increase our staff.  See "MANAGEMENT" and “EXECUTIVE COMPENSATION.”

Our management does not have significant financial reporting experience, or experience in managing a public company.

This may make it difficult in establishing and maintaining acceptable internal controls on financial reporting and which also may lead to delays in filing required reports with the Securities and Exchange Commission and suspension of quotation of our securities on the OTCBB or a national exchange if and when we are approved for trading, which will make it more difficult for you to sell your securities.

The OTCBB and other national stock exchanges each limits quotations to securities of issuers that are current in their reports filed with the Securities and Exchange Commission.  Because we do not have significant financial reporting experience, we may experience delays in filing required reports with the Securities and Exchange Commission (the “SEC”).  Because issuers whose securities are qualified for quotation on the OTCBB or any other national exchange are required to file these reports with the SEC in a timely manner, the failure to do so may result in a suspension of trading or delisting.

We face intense competition.

We face extreme competition from larger, better-financed and national brands.  All of these companies have extensive resources and a world market place for their products.  Also, there are established retail centers that could have an impact on our ability to penetrate the fly tying and fly pattern industry.  See “DESCRIPTION OF BUSINESS – Competition.”

Our management may have conflicts of interest.

Members of our management are employed on a full time basis by other businesses involved in a range of business activities.  Consequently, there are potential inherent conflicts of interest in their acting as officers and directors of our Company.  Currently, our management devotes no more than 15 hours per week to our affairs.  In addition, Mr. Okizaki, our CEO and President, is also an endorsed fly fishing guide for Orvis, one of our competitors.  As an Orvis endorsed fly fishing guide Mr. Okizaki promotes Orvis products during his guided trips.  While his responsibilities for Orvis do not include manufacturing and selling of flies, this too may result in a possible conflict of interest.    See “MANAGEMENT – Resumes.”

Provisions of our Articles of Incorporation and Bylaws may delay or prevent a take-over that may not be in the best interests of our stockholders.

Provisions of our Articles of Incorporation and Bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain executive management and qualified board members.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company,” as defined in the Jumpstart our Business Startups Act, or the JOBS Act. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may need to hire more employees in the future or engage outside consultants, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

However, for as long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.”

We would cease to be an “emerging growth company” upon the earliest of: (i) the first fiscal year following the fifth anniversary of this offering, (ii) the first fiscal year after our annual gross revenues are $1.0 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities or (iv) as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and operating results.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Risks Related to our Common Stock

There is no trading market for our securities and there can be no assurance that such a market will develop in the future.

We intend to cause an application to be filed on our behalf to trade our Common Stock on the Over-the-Counter Bulletin Board (“OTCBB”) in the near future.  There is no assurance that our application will be approved, or once approved that a market will develop in the future or, if developed, that it will continue. In the absence of a public trading market, an investor may be unable to liquidate his investment in our Company.

There are no automated systems for negotiating trades on the OTCBB and it is possible for the price of a stock to go up or down significantly during a lapse of time between placing a market order and its execution, which may affect your trades in our securities.

Because there are no automated systems for negotiating trades on the OTCBB, they are conducted via telephone.  In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders.  Therefore, when investors place market orders, an order to buy or sell a specific number of shares at the current market price, it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

If our application to trade our Common Stock is approved, our stock will be considered a “penny stock” so long as it trades below $5.00 per share. This can adversely affect its liquidity.

If our application to trade our Common Stock on the OTCBB is approved, of which there can be no assurance, it is anticipated that our Common Stock will be considered a “penny stock” and will continue to be considered a penny stock so long as it trades below $5.00 per share and as such, trading in our Common Stock will be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934.  Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements.  The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a “penny stock,” including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer.  The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities.  In addition, few broker or dealers are likely to undertake these compliance activities. Other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

We do not anticipate payment of dividends, and investors will be wholly dependent upon the market for the Common Stock to realize economic benefit from their investment.

As holders of our Common Stock, you will only be entitled to receive those dividends that are declared by our Board of Directors out of retained earnings.  We do not expect to have retained earnings available for declaration of dividends in the foreseeable future.  There is no assurance that such retained earnings will ever materialize to permit payment of dividends to you.  Our Board of Directors will determine future dividend policy based upon our results of operations, financial condition, capital requirements, reserve needs and other circumstances.

Any adverse effect on the market price of our Common Stock could make it difficult for us to raise additional capital through sales of equity securities at a time and at a price that we deem appropriate.

Sales of substantial amounts of our Common Stock, or in anticipation that such sales could occur, may materially and adversely affect prevailing market prices for our Common Stock, if and when such market develops in the future.

The market price of our Common Stock may fluctuate significantly in the future.

If our application to trade our Common Stock on the OTCBB is approved, we expect that the market price of our Common Stock may fluctuate in response to one or more of the following factors, many of which are beyond our control:

●	competitive pricing pressures;
●	our ability to market our products on a cost-effective and timely basis;
●	our inability to obtain working capital financing, if needed;
●	changing conditions in the market;
●	changes in market valuations of similar companies;
●	stock market price and volume fluctuations generally;
●	regulatory developments;
●	fluctuations in our quarterly or annual operating results;
●	additions or departures of key personnel; and
●	future sales of our Common Stock or other securities.

The price at which you purchase shares of our Common Stock may not be indicative of the price that will prevail in the trading market.  You may be unable to sell your shares of Common Stock at or above your purchase price, which may result in substantial losses to you and which may include the complete loss of your investment.  In the past, securities class action litigation has often been brought against a company following periods of stock price volatility.  We may be the target of similar litigation in the future.  Securities litigation could result in substantial costs and divert management’s attention and our resources away from our business.  Any of the risks described above could adversely affect our sales and profitability and also the price of our Common Stock.

Risks Related to our Company

Our management and principal shareholders have the ability to significantly influence or control matters requiring a shareholder vote and other shareholders may not have the ability to influence corporate transactions.

Currently, our three principal shareholders own in excess of a majority of our outstanding Common Stock.  As a result, they have the ability to determine the outcome on all matters requiring approval of our shareholders, including the election of directors and approval of significant corporate transactions.  They also have the ability to determine their salaries and perquisites.  Currently, none of our management receives any salary or other compensation.  If our revenues increase, of which there can be no assurance, it is possible that our management will establish their salaries at a level to eliminate our ability to generate net income.

Risks Relating To This Offering

There is no public market for the securities and even if a market is created, the market price of our Common Stock will be subject to volatility.

Prior to this Offering, there has been no public market for our securities and there can be no assurance that an active trading market for the securities offered herein will develop after this Offering, or, if developed, be sustained.  We anticipate that, upon completion of this Offering, we will cause an application to be filed on our behalf to list our Common Stock for trading on the OTC Bulletin Board.  If for any reason, however, our application is not approved or if and when listed we do not take all action necessary to allow such market to continue quotation on the OTC Bulletin Board or a public trading market does not develop, purchasers of our Common Stock may have difficulty selling their securities should they desire to do so and holders may lose their entire investment.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.  Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may have the effect of reducing the level of trading activity in our Common Stock.  As a result, fewer broker-dealers may be willing to make a market in our Common Stock, reducing a stockholder’s ability to resell shares of our Common Stock.

State securities laws may limit secondary trading, which may restrict the states in which you can sell the shares offered by this Prospectus.

If you purchase shares of our Common Stock sold in this Offering, you may not be able to resell the shares in any state unless and until the shares of our Common Stock are qualified for secondary trading under the applicable securities laws of such state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state.  There can be no assurance that we will be successful in registering or qualifying our Common Stock for secondary trading, or identifying an available exemption for secondary trading in our Common Stock in every state.  If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, our Common Stock in any particular state, our Common Stock could not be offered or sold to, or purchased by, a resident of that state.  In the event that a significant number of states refuse to permit secondary trading in our Common Stock, the market for our Common Stock will be limited which could drive down the market price of our Common Stock and reduce the liquidity of the shares of our Common Stock and a stockholder’s ability to resell shares of our Common Stock at all or at current market prices, which could increase a stockholder’s risk of losing some or all of his investment.

We cannot predict whether we will successfully effectuate our current business plan. Each prospective purchaser is encouraged to carefully analyze the risks and merits of an investment in our Common Stock and should take into consideration when making such analysis, among others, the Risk Factors discussed above.

USE OF PROCEEDS

We will receive none of the proceeds from the sale of the Common Stock issued and held by our Selling Stockholders in this Offering.

DETERMINATION OF THE OFFERING PRICE

There is no public market for our Common Stock.  We have arbitrarily determined the offering price of our publicly tradable Common Stock offered pursuant to this Prospectus to be $.05 per share.  We believe that this price reflects the appropriate price that a potential investor would be willing to invest in our Common Stock at this initial stage of our development.  The price was arbitrarily determined and bears no relationship whatsoever to our business plan, the price paid for our shares by our founders, our assets, earnings, book value or any other criteria of value.  The offering price should not be regarded as an indicator of the future market price of the securities, which is likely to fluctuate.

MARKET PRICE OF AND DIVIDENDS ON THE COMPANY'S
COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

As of the date of this Prospectus there is no market for our Common Stock.  We intend to take certain steps to cause a licensed market maker to file an application with FINRA to list our Common Stock for trading on the OTCBB.  There can be no assurances that our Common Stock will be approved for listing on the OTCBB, or any other existing U.S. trading market. See “RISK FACTORS.”

Holders

As of the date of this Prospectus we had 54 holders of record for our Common Shares. See “DESCRIPTION OF SECURITIES.”

We are registering the 1,989,000 shares of Common Stock held by 51 holders of our Shares in our registration statement of which this Prospectus is a part.

Dividend Policy

We have not paid any dividends since our incorporation and do not anticipate the payment of dividends in the foreseeable future.  At present, our policy is to retain earnings, if any, to develop and market our products.  The payment of dividends in the future will depend upon, among other factors, our earnings, capital requirements, and operating financial conditions.

SELLING STOCKHOLDERS

The Selling Stockholders named in this Prospectus are offering the 1,989,000 shares of Common Stock offered through this Prospectus.  The Selling Stockholders are all U.S. persons who acquired the 1,989,000 shares of Common Stock offered through this Prospectus from us in either our private placement transactions pursuant to Regulation D promulgated under the 33 Act or as a result of other authorized issuance by our Board of Directors pursuant to other available exemptions from registration.

The following table provides as of the date of this Prospectus, information regarding the beneficial ownership of our Common Stock held by each of the Selling Stockholders and the percentage owned by each Selling Stockholder.  Assuming all of the shares registered below are sold by the Selling Stockholders, none of the Selling Stockholders will own one percent or more or our Common Stock.

Name of Selling Shareholder (1)	Share of Common Stock Owned	% of Ownership

J.D. Kish	90,000.88%
Andrew I. Telsey(2)	432,000	4.2%
Kenneth Ellison	36,000.35%
Brooke A. Williams	18,000.18%
Nick & Molly Kemmer	36,000.35%
Gail Axelson	18,000.18%
Sandra & Gary Martinez	9,000.09%
Jennifer & Steven Steele	36,000.35%
Dan Troxel	27,000.26%
Derek Ching	36,000.35%
Hilary & Dianne Okumura	36,000.35%
Melvin & Rose Yamauchi	72,000.70%
Lawrence Agena	36,000.35%
Fay Agena	36,000.35%
Duane & Jenny Tamura	108,000	1.05%
Kelly Park	36,000.35%
Todd Jinbo	36,000.35%
Kimberly K. Agena	36,000.35%
Dana H. Hamamura	9,000.09%
Kai Kawasugi	36,000.35%
Janet Tamura	36,000.35%
Seung B. Park	36,000.35%
Adam Schmidt	36,000.35%
Teresa Viera	18,000.18%
Alyce Swanberg	9,000.09%
Blain Myers	18,000.18%
Fernando Argibay	36,000.35%
Hollis Tamura	18,000.18%
Anika Atencio	36,000.35%
L.M. Cruncleton	36,000.35%
Jon Ukishima	72,000.70%
Dale Brethauer	9,000.09%

Name of Selling Shareholder (1)	Share of Common Stock Owned	% of Ownership

Angela Brethauer	9,000.09%
Tucker Bramford	9,000.09%
Kirk & Lianne Chung	18,000.18%
Janet Kawada	36,000.35%
Cezary Frankowicz	36,000.35%
Anthony Husa	36,000.35%
Hsiang Wen Yao	36,000.35%
Michael & Amy Giandinoto	36,000.35%
Emily Lockwood	36,000.35%
Steven Thornburg	36,000.35%
Mildred Espiritu	36,000.35%
Kathy Cuthriell	36,000.35%
Ian Falivene	9,000.09%
Evan Falivene	9,000.09%
Michele Falivene	9,000.09%
Steven Kelley	9,000.09%
Jeff Berthold	9,000.09%
Shawna Okizaki	9,000.09%
Steven Woolley	36,000.35%

TOTALS	1,989,000	19.40%
______________________

(1)
The named party beneficially owns such shares.  The numbers in this table assume that none of the Selling Stockholders sells shares of Common Stock not being offered in this Prospectus or purchases additional shares of Common Stock.

(2)	Mr. Telsey is the owner and principal shareholder of Andrew I. Telsey, P.C., our legal counsel.

Melvin and Rose Yamauchi are the parents of Brian Yamauchi.  Lawrence and Fay Agena are Mr. Yamauchi’s in-laws.  Lianne Chuang is Mr. Yamauchi’s sister.  Kirk Chuang is the husband of Lianne Chuang.  Shawna Okizaki is Gary Okizaki’s daughter and Jeff Bertholder is his son-in-law.  Alyce Swanberg is the sister-in law of Monroe Coleman.  Teresa Viera is Mr. Coleman’s daughter.  None of the other Selling Stockholders has had a material relationship with us or any of our affiliates other than as a stockholder at any time within the past three years.

PLAN OF DISTRIBUTION

The Selling Stockholders registering Common Stock and any of his/her pledges, assignees, and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions.  The Selling Stockholders may offer shares in transactions at fixed or negotiated prices.  We intend to encourage a securities broker-dealer to apply on Form 211 to quote our stock in the OTC Bulletin Board, concurrent with the date of the Prospectus, but we cannot assure when or whether this application will be approved or that, if approved, quotations of our Common Stock will commence on any trading facility or will result in the development of a viable trading market for our shares sufficient to provide stockholders with the opportunity for liquidity.  See “RISK FACTORS.”  Sales may be at fixed or negotiated prices.  A selling security holder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this Prospectus is a part;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales in amounts to be negotiated, but in the case of an agency transaction not in excess of a customary brokerage commission, and in the case of a principal transaction a markup or markdown not in excessive amounts.  Each Selling Stockholder is an underwriter, within the meaning of Section 2(a)(11) of the Securities Act.  Any broker-dealers or agents that participate in the sale of the Common Stock or interests therein may also be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.  Any discounts, commissions, concessions or profit earned on any resale of the shares may be underwriting discounts and commissions under the Securities Act. A Selling Stockholder, who is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, is subject to the Prospectus delivery requirements of the Securities Act.

We are bearing all costs relating to the registration of the Common Stock, which are estimated at approximately $40,000.  The Selling Stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with the sale of the Common Stock.  We are paying the expenses of the Offering because we seek to enable our Common Stock to be traded on the OTC Bulletin Board.  We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our Common Stock if our Common Stock is approved for trading on the OTC Bulletin Board.  We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages, and liabilities, including liabilities under the 33 Act.

We agreed to keep this Prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration by reason of Rule 144 under the Securities Act or any other rule of similar effect, or (ii) all of the shares have been sold pursuant to this Prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale shares may not simultaneously engage in market-making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the selling stockholders or any other person.  We will make copies of this Prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this Prospectus to each purchaser at or prior to the time of the sale.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Some of the information in this Prospectus contains forward-looking statements that involve substantial risks and uncertainties.  You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. You should read statements that contain these words carefully because they:

●	discuss our future expectations;

●	contain projections of our future results of operations or of our financial condition; and

●	state other “forward-looking” information.

We believe it is important to communicate our expectations.  However, there may be events in the future that we are not able to accurately predict or over which we have no control.  Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “RISK FACTORS” and “DESCRIPTION OF BUSINESS” and elsewhere in this Prospectus.  See “RISK FACTORS.”

Overview

Yummy Flies, Inc., (“we,” “our” or the “Company”) was incorporated on December 26, 2005, in the State of Colorado under the name “Yummieflies.com Inc.”  In March 2010 we filed an amendment to our Articles of Incorporation changing our name to “Yummy Flies, Inc.”  In September 2010, we engaged in a forward split of our issued and outstanding Common Stock whereby nine (9) shares of Common Stock were issued in exchange for every one (1) share then issued and outstanding.  All references to our issued and outstanding Common Stock in this Prospectus are presented on a post-forward split basis unless otherwise indicated.

Since inception our business has been to establish an on-line fly fishing company, specializing in marketing trout flies.  We also plan to market a series of fly tying DVD’s.  Our principal marketing efforts are directed to the post-war “Baby Boomers.”

We have never been subject to any bankruptcy proceeding.

Our executive offices are located at 1848 South Lamar Ct., Lakewood, CO 80232, telephone (303) 619-2503.

Results of Operations

Comparison of Results of Operations for the Three Months Ended March 31,2013 and 2012

During the three months ended March 31, 2013 we generated revenues of $422. We did not generate any revenues during the three months ended March 31,2012.  We had no cost of goods sold during the three months ended March 31, 2013 because all sales were made out of existing inventory of ties.

General and administrative expense during the three months ended March 31, 2013 were $1,245, compared to $161 during the three months ended March 31, 2012, an increase of $1,084.  This increase was as a result of increased accounting fees and office costs.

As a result, we incurred a net loss of $823 during the three months ended March 31, 2013 ($0.00 per share) compared to a net loss of $161 during the three months ended March 31, 2012.

Comparison of Results of Operations for the fiscal years ended December 31, 2012 and 2011

During our fiscal year ended December 31, 2011, we generated $331 in revenues, compared to $0 revenues during our fiscal year ended December 31, 2012.  Cost of goods sold during our fiscal year ended December 31, 2011 was $312, compared to $0 for our fiscal year ended December 31, 2012.

Our general and administrative expense during our fiscal year ended December 31, 2011 was $9,116, compared to $19,191 during our fiscal year ended December 31, 2012, an increase of $10,055.  This increase was primarily as a result of increased accounting fees incurred during 2012.   We also had a $2,209 write-off of inventory in 2011.

As a result, we generated a net loss of ($9,097) during our fiscal year ended December 31, 2011 (less than $0.01 per share), compared to a net loss of ($19,171) during our fiscal year ended December 31, 2012 (less than $0.01 per share).

Because we did not generate revenues during our most recent fiscal year, following is our Plan of Operation.

Plan of Operation

We are currently marketing a series of fly fishing flies under the titles of “Yummy Tandem Flies,” “Natural Selection” and “Canyon Magic.” We attempt to create our flies with a degree of realism.  Specifically, most flies are tied with thread, dubbing and feathers and fur.  Our “Natural Selection” flies are tied with latex and microfibetts to form a smooth, translucent body, with realistic wings and legs.  The Tandem Flies are tied with two and even three bodies of nymphs and/or larva flies on the same hook shank.  Traditional flies are tied one fly body at a time on the hook.  Each series is tied by one of our founders.  In addition, we have produced a series of five fly tying DVDs entitled “The Natural Selections Series” which demonstrates how to tie our line of realistic midge; mysis shrimp, caddis, baetis, and scud patterns.  A DVD was initially produced on a limited run basis by Mr. Yamauchi to test the viability of marketing a series of Fly Tying DVD’s that showed how to tie his signature patterns.  This was marketed at the International Sportsman Expo in Denver, Colorado in 2006 and at the West Denver Trout Unlimited annual Fly Tying Clinic held in 2007.   We intend to place all of our videos in area fly shops during the second calendar quarter of 2013.  However, as of the date of this Prospectus we have no arrangement with any area fly shops to sell our DVD’s.

As stated above, we estimate we will require up to $500,000 in additional capital in order to fully implement our business plan as described in this Prospectus.  These funds are proposed to be utilized for our development and expansion from just a retail web based business to a retail and wholesale operation, including the following proposed use of proceeds: (i) approximately $100,000 to purchase raw materials that we utilize in the manufacturing of our flies in bulk, including hooks, latex gloves and other related materials. Included in this category would be the identification of a manufacturer who can produce our custom made ties in bulk by developing and utilizing injection molding with soft polyurethane plastics and polmers, in order to establish an expanded inventory of our ties.  We currently do not have the capacity to fill a large order that we might receive from a large retail fishing business; (ii) $50,000 for the development and marketing of additional DVD’s; (iii) approximately $100,000 to increase our inventory of custom ties, including the development of relationships with other established ties designers and retention of additional employees to assist in these expanded operations. It is anticipated that these new employees will have accounting experience, as well as sales and marketing experience; (iv) approximately $25,000 for expansion of our existing website from a retail based marketing vehicle into a retail and wholesale marketing operation; and (v) approximately $100,000 to accomplish the acquisition of related businesses and provide working capital to these business upon acquisition.  The balance of funds ( $125,000 ) would be utilized for working capital.  If we can raise only between $100,000 and $200,000, we believe we can successfully accomplish the objectives outlined in (i) and (iii) and become profitable.  Once profitable, we believe there are opportunities that will arise to expand our business without this additional capital, but over a longer period of time.  This includes acquiring competitors in exchange for issuance of our securities.    However, there can be no assurances that we will be able to raise the capital required to accomplish these objectives, or if we are so successful in raising such capital, that we will be able to implement our business plan.  See “RISK FACTORS” and “DESCRIPTION OF BUSINESS.”

We estimate that it will take approximately 3 years for us to accomplish all of the objectives described in the preceding paragraph, provided that we are able to raise $500,000.  We believe the most time consuming aspect of our business plan is the identification of a manufacturing entity, either in the US or overseas, that can develop the molds and then begin manufacturing our ties to our specifications.  We estimate that this will take a minimum of two years.  Following this development we also estimate that it will take another year in which to develop the sales and marketing to sell these products.  As previously stated, there are no assurances that our estimates are accurate, or that we will be able to raise the funds necessary to accomplish these objectives.

Because of our relatively low cost of operations we believe that if we are only able to raise between $100,000 and $200.000, we will continue to be a retail web based business, but we will not be able to afford expanding into the wholesale market.  While no assurances can be provided, with an additional $100,000 in equity capital we believe we would be able to successfully increase our inventory of fishing flies and as a result, we believe that the revenues generated from the sale of these flies will be sufficient to allow us to break even or generate nominal profits.   There can be no assurances that this will occur.

For a more detailed description of our business and its development, see “DESCRIPTION OF BUSINESS” section, below.

Liquidity and Capital Resources

At March 31, 2013, we had $846 in cash.

Net cash used in operating activities was $788 during three months ended March 31, 2013, compared to $31 during three months ended March 31, 2012.  We anticipate that overhead costs in current operations will increase in the future as a result of our anticipated increased marketing activities.

Cash flows provided or used in investing activities were $0 during the three months ended March 31, 2013 and 2012.  Cash flows provided or used by financing activities were $1,180 and $0 during the three months ended March 31, 2013 and 2012, respectively.

To date, our operations have been limited and we have only generated nominal revenues. We believe that our principal difficulty has been the lack of available capital to operate and expand our business.  We believe we need a minimum of approximately $100,000 in additional working capital to be utilized for marketing and sales of our existing products, including hiring a marketing/sales person, advertising brochures and a presence at fly shows (booth space) (estimated cost of $35,000), generate an inventory of DVD’s and flies ($35,000) and develop a marketing kit for distribution ($20,000, with the balance for working capital and general and administrative expense.  As described above under “Plan of Operation” we also believe we will require a total of up to $500,000 in additional capital to fully implement our business plan, as described herein.    While no assurances can be provided, we believe that if we are only able to raise $100,000 we should be able to successfully increase our inventory of fishing flies and as a result, we believe that the revenues generated from the sale of these flies will be sufficient to allow us to continue to grow.    See “DESCRIPTION OF BUSINESS.”  We lack a market presence that is needed in order for us to succeed.   As of the date of this Prospectus we have no commitment from any investor or investment-banking firm to provide us with the necessary funding and there can be no assurances we will obtain such funding in the future.  Failure to obtain this additional financing will have a material negative impact on our ability to generate profits in the future.  We will not receive any proceeds from the sale of the securities offered herein.  See “RISK FACTORS.”

Critical Accounting Policies and Estimates

Critical accounting estimates – The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.  The following represents a summary of our critical accounting policies, defined as those policies that we believe are the most important to the portrayal of our financial condition and results of operations and that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Leases – We follow the guidance in SFAS No. 13 “Accounting for Leases,” as amended, which requires us to evaluate the lease agreements we enter into to determine whether they represent operating or capital leases at the inception of the lease.

Stock-based compensation – Effective January 1, 2006, we adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standard (SFAS) No. 123R, “Share Based Payment.”  SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award.  That cost is recognized on a straight-line basis over the employee service period (usually the vesting period).  That cost is measured based on the fair value of the equity or liability instruments issued using the Black-Scholes option-pricing model.

Inflation

Although our operations are influenced by general economic conditions, we do not believe that inflation had a material effect on our results of operations during the three month period ended March 31, 2013.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

Recent Accounting Pronouncements

Under the Jumpstart Our Business Startups Act, or the JOBS Act, we meet the definition of an “emerging growth company.” We have irrevocably elected to opt out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act. As a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non- emerging growth companies.

DESCRIPTION OF BUSINESS

We were incorporated on December 26, 2005, in the State of Colorado under the name “Yummieflies.com, Inc.”  In March 2010 we filed an amendment to our Articles of Incorporation changing our name to “Yummy Flies, Inc.”  Since inception we have been engaged in marketing and selling our fly fishing ties that have been developed by our management.  The cost of our products is higher than customary due to the amount of time it takes to produce our ties, as well as the quality of raw material utilized.  Each of our flies is hand crafted in order to look like the bugs that fish feed upon.  Our management believes that customary over the counter flies are mass produced with thread and feathers, fur or hair.  Our marketing efforts to date have been limited by our limited available capital.

Our principal marketing efforts have been by word of mouth, including exposure of our products at area fly tying clinics where our management has been and continues to be invited to appear about six times per year, as a cost free featured tier at local fly shops where these shops have promoted their appearance in order to allow them to demonstrate their fly tying abilities.  We also have marketed our products through our website and to a limited extent, our participation at various industry shows.   Messrs. Okizaki and Coleman, two of our officers and directors, are professional fishing guides and have introduced our flies to their patrons on their fishing excursions.   Mr. Yamauchi has given them to friends and acquaintances, including our shareholders that fish.  Based upon the response we received initially from the fisherman on these excursions and other friends and family members we decided to attempt to initially market our products on a regional basis throughout the Rocky Mountain area, an established trout fishing region.

The most important attribute of our flies that needed to be initially determined was simply that they had to catch fish regardless of the level of competency of the fisherman.  We examined answers to several questions, including (i) were the flies successful in catching trout, our target species, and did they catch fish regardless of who was fishing them, and (ii) more importantly, did the fisherman fishing our fly’s think they were worth the extra cost and would they buy them?  We believe the Natural Fly selection was a success for all fishermen under varied weather conditions, water conditions and light.  These results are our opinion only and there were no formal independent tests conducted on any of our flies.  There are no assurances that future performance will be consistent with the initial results.  Even if the fishermen who thought our flies were worth the extra cost and they would purchase our flies, there are no assurances they will actually do so.  When we provided samples of our flies to other fisherman and when these ties were used by our management, the Natural Flies caught, on average, more trout than the fisherman who used them had caught on other patterns.  In these situations our Yummy Tandem Flies and Canyon Magic caught less fish that when the Natural Fly ties were used, but still caught fish.  There can be no assurances that these results will be duplicated in the future.

Our management, especially our President and CEO, Mr. Okizaki, who has been a professional fly fishing guide and instructor for a specialty fly fishing shop (who has represented a fly fishing corporation for the past ten years), are all experienced fly fisherman and we were formed to take advantage of this experience in what our management perceives as a growing industry.  Mr. Okizaki has developed many long-term relationships in the Colorado fly-fishing industry as well as industry leaders in other parts of the United States and Australia.  Since 2001, Mr. Okizaki has been a professional guide and has been involved in pro programs for 11 different companies, including Orvis, Simms and Sage.  Management intends to utilize these contacts to take advantage of the opportunities that we believe are available, including acquiring small specialty shops and manufacturers.  As of the date of this Prospectus we have engaged in various discussions with other smaller companies like ourselves, but no definitive agreement has been reached for us to acquire any specific company.  See "Growth by Acquisition," below.

Our marketing efforts have been limited due to our limited available capital.  In 2007 we did an initial capital raise of $26,750.  We utilized these funds primarily for the development of our initial DVD’s and for our limited inventory.  We estimate that we will require approximately $500,000 in additional capital to fully implement our business plan.  See “Management’s Discussion of Financial Condition and Results of Operations – Liquidity and Capital Resources” and “Plan of Operation.” Based upon our discussions with various potential investors we believe that our efforts to raise additional equity capital thus far have been unsuccessful primarily as a result of the lack of liquidity in our securities.  The comment we have heard often is that there is no exit strategy for an investor.  As such, after careful analysis, our management has elected to cause us to become a reporting company and have our common stock approved for trading in order to provide the potential for liquidity in our securities.  While there are no assurances we will be successful in accomplishing these objectives, we believe that if we are successful we will have a better opportunity to raise the additional equity capital we believe we need in order to grow our business.

Our current ties are handcrafted to appear like real bugs which the fish feed upon.  As a result of recent enhancements in computer programming and 3D printing capabilities, our management believes that it may be possible to find a manufacturer that can produce unique and realistic fly patterns.  We must ascertain whether this is, in fact, feasible, as well as economically viable.  If we are able to raise the necessary capital, of which there is no assurance, and we can identify a manufacturer that can mass produce our ties so that they too appear like real bugs which the fish feed upon, we are optimistic that our business will increase significantly.  There are no assurances that we will be able ro raise the funds necessary to manufacture our ties on a mass production basis, or that if we are so able, that our ties will be accepted by the public.

Our Products

We initially designed and attempted to test market 16 patterns.  We are currently marketing a series of fly fishing flies under the titles of “Yummy Tandem Flies,” “Natural Selection” and “Canyon Magic.”  We attempt to create our flies with a degree of realism.  Specifically, most flies are tied with thread, dubbing and feathers and fur.  Our “Natural Selection” flies are tied with latex and microfibetts (fine, tapered clear or colored stiff nylon used for fly tails) to form a smooth, translucent body, with realistic wings and legs.  Our Tandem flies are tied with two and even three bodies of nymphs and/or larva flies on the same hook shank.  Traditional flies are tied one fly body at a time on the hook.  Currently, each series is tied by our management.

We believe our flies are designed for the purest that want to match the hatch (the stages in the life cycle of a bug's life) and fish with a fly that is an exact or close replica of the bugs that trout feed on.  We further believe that the majority of flies offered to fisherman are flies that might look like something a fish would eat but are no more than silhouettes of the bug(s) being imitated.

Tandem flies are unique because multiple bug bodies are tied on a single hook.  The Canyon Magic Flies have been specifically designed for use on the South Platte River located in Cheeseman Canyon in our current marketing area of Colorado.

We have developed and are continuing to develop our line of flies for fly fishing enthusiasts.  Currently we have 16 different flies that we are marketing.  Brian Yamauchi, one of our officers and directors and our design specialist, has developed a series of flies called the “Natural Selection” Series.  These flies are life like and include the following:

We believe our Natural Selection Flies collection are realistic and imitate almost exactly what the real insect (what the food trout eat) look like in nature.   Our realistic, custom made flies are tied using latex instead of thread or dubbing (synthetic or animal fur, finely chopped as to form a thin coating on the thread) to form the body of the fly and each fly take an average of 15 minutes or longer to produce.

We have also developed a series of flies called “Yummy Tandem Flies” which we characterize as, fished in pairs, they represent behavior drift flies.  Our tandem collection is tied to represent two to three flies on the same hook, thus representing a behavioral drift (nymphs moving to a new location) when fished two to three patterns at a time.  These flies were developed by Mr. Okizaki, our President and CEO and include:

Mr. Coleman has developed flies designed especially for Cheeseman Canyon, Colorado. Cheeseman Canyon is a popular tail water of the South Platte River.  His “Canyon Magic Flies” include:

The price point for retail flies generally range from $1.75 to $1.95.  The cost of making an individual fly is about $0.45.  With the advent of the Internet, Craig’s List and e-bay, individuals (hobbyist) are selling their flies from $.75 to $1.00, which we consider to be lower end product.  Management believes that the customer we have earmarked to sell our products to purchase their flies ranging from $2.00 to well over a $100 per fly (a specialty fly that is realistic and presented in a frame) and take 15 minutes to sometimes hours to make per fly.  There are no assurances that any potential customer will pay up to $100 for one of our flies.  Commercial flies are tied more readily (20 to 50 flies per minute).  Our per fly price is generally $2.50 to $3.50 per fly.  Our Tandem Fly series sells for $2.50 each. Our Canyon Magic Flies are sold for $2.25 each and our Natural Selection Flies are sold for $3.50 each. These prices include shipping, handling, and taxes. These prices would be considered at the high end of flies sold through the average fly shop. We believe our pricing is a reflection of the time each fly takes to tie and our attention to detail.

In 2006 we began producing a line of instructional fly tying DVDs of Brian Yamauchi’s flies. The first DVD produced was titled “Midge Life Cycle, Volume 1” and featured the recipes on how to tie the midge larva, midge pupa and the midge adult.  This DVD, The Midge Life Cycle, Volume I, was produced on a limited run basis to test the viability of marketing a series of Fly Tying DVD’s that showed how to tie our signature patterns.  It was first marketed at the International Sportsman Expo in Denver, Colorado in 2006 and the second was at the West Denver Trout Unlimited annual Fly Tying Clinic held in 2007.  This DVD was sold at the National Shows but not offered for sale on our web site.  It was felt that this could be used as a teaser to promote the buying of our individual fly pattern DVD’s.  This video sold for $24.95, but on our web site we will increase the price to $39.50, including shipping and handling.  In the winter of 2007 we produced the remainder of our four DVD’s that included the Chironomid Pupa, Mysis Shrimp, Scud, and Midge Pupa patterns.  Mr. Yamauchi produced this entire series of DVD’s including the artwork, cover and packaging.  These DVD’s were also presented at fly-fishing shows and extended to include area fly tying clinics.  It was decided to improve the quality of the DVD’s by buying a new camera lens.  It was also agreed to expand the DVD offerings to include four additional patterns with one pattern offered per DVD.  The “Life Cycle of a Midge, Volume I” currently sells for $39.50, while the single fly patterns, the Chironomid Pupa, Mysis Shrimp, Scud, and Midge Pupa patterns, are offered for $16.50 each and includes shipping and handling.  The cost of creating each of our DVD’s is $3.50.  Estimated cost for initial distribution is $8,000, which would include (i) advertising in two nationally distributed magazines, “Fly Tying” and “Fly Fisherman;” (ii) the cost of posters to be placed in fly shops; and (iii) the initial run of 500 DVD’s.

Current Marketing Efforts

Our current marketing efforts continue to center around our existing realistic fly patterns.  We believe that the success of these patterns in catching trout, in terms of market survey group enthusiasm, has been positive.  The need to develop a relationship with existing marketing company to market our products has also become apparent to us.  We recognize the need to retain a marketing director, as well as to advertise in national fly fishing magazines and press kit/marketing packets will need to be procured and produced.  The estimated cost will be $100,000, which would also include the necessary fly tying materials to produce the flies.  We have concluded that in order to be successful we must always be creative and expand our existing fly lines.  We have procured a number of flies from various fly manufactures and fly shops to determine why certain patterns work and why fisherman buy certain flies and will continue to do so in the future.  As a result, we are in the final stages of developing a new series of flies that will be introduced in late 2013 provided we receive additional capital, of which there is no assurance.  The estimated cost to bring these flies to market is $35,000.

We believe the development of a relationship with an existing market company that markets to retail fly fishing outlets is important for the creation and development of our wholesale business.  Until we are able to establish an inventory of our products this is unrealistic.  We believe it is also imperative that we improve our website, where retail shops can order on-line.  The cost of this is estimated to be $4,500.  A marketing director and marketing kit needs to be in place.  Advertising in fly fishing magazines and articles about us and our products are important to generate interest and demand.  We also believe that offering products to key, nationally known fly fishermen who can endorse our products is also important.  To date, we have not contacted or discussed any relationship with any nationally known fly fishermen and there are no assurances that we will ever develop such a relationship in the future.

We believe that one key to our success is for us to buy in bulk which will occur if we have sufficient capital to pay for this type of manufacturing, which we currently do not have available.  This would require that we mass produce our flies. If and when we are successful in raising the funds necessary we intend to explore manufacturing opportunities throughout the world, including China or Taiwan, which we believe are the cheapest venues for producing our flies in bulk. This will also require that the manufacturer we select will have the ability to create injection molding with soft polyurethane plastics and polmers in order to duplicate our custom flies as closely as possible.  To date, we have not entered into any agreement with any party to produce our ties in bulk and there are no assurances we will be able to do so in the future.    However, if we are able to produce in bulk this would greatly reduce our products cost and enable our pricing to be more competitive.  Currently, we have had to tie our flies or produce the DVD’s specific to each order, thus wasting time, energy and greatly increasing the cost.

We have not been able to effectively market our products because of a lack of funding for advertising.   In the future and provided that sufficient financing can be obtained, of which there is no assurance, we intended to expand our offered products by both developing new videos that encompass techniques from casting to “how to rig your fly fishing equipment.”  We also hope to sign contracts with fly tiers who we consider to be exceptional to exclusively tie for us.  We have conducted preliminary discussions with those individuals that our management has identified as up and coming industry innovators.  While many have expressed an interest in developing their flies and related products and allowing us to market the same on an exclusive basis, in order to consummate these new relationships it will be necessary for us to have additional capital available for purposes of compensation to these entities and individuals, as well as to market the products they develop.  As indicated above, it has been difficult for us to obtain this additional capital.  We have conducted discussions with various venture capital, investment banking and private individuals who have indicated that they would be more amenable to investing or raising additional capital for us if there was a market for our securities.  As a result, we have filed a registration statement with the U.S. Securities and Exchange Commission (of which this Prospectus is a part) and intend to have an application filed on our behalf to list our Common Stock for trading.  However, there can be no assurances that even if we are successful in getting our registration statement effective and thereafter, having our application approved for trading, that we will be able to raise any additional capital to fully implement our business plan.  See “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – Liquidity and Capital Resources,” above.  As of the date of this Prospectus we lack funding for marketing and can only attend limited fly tackle dealer shows.

In the immediate future we plan to seek other fly tiers to tie proprietary flies for us and broaden our selection of trout flies.  We have developed a list of potential fly tiers from the various fly tying clinics and shows where we have participated. Based upon verbal discussions with relevant parties at these clinics, there are a number of tiers who would be willing, for a fee and royalties, or stock in our Company if and when our common stock is approved for trading, of which there is no assurance, to give us proprietary rights to their flies.  We estimate that this will cost approximately $2,500 per tier, plus a to be determined royalty.   As of the date of this Prospectus we have entered into a definitive agreement with one of these individuals, Casey Dunnigan, a fly tier and designer for Montana Fly Company, a fly fishing company.  This agreement provides for Mr. Dunnigan to be a commercial tier to tie our Natural Selection Flies and provide critical critiques of our fly designs.  In exchange we have agreed to pay him 30% of the retail cost of those flies he ties for the retail market and 20% for the wholesale market.  To date he has not been paid anything and it is not expected that he will perform any services or otherwise be paid any amounts until we are successful in raising additional funds, of which there can be no assurance.  There can also be no assurances we will enter into such additional agreements in the foreseeable future, or at all with any other entity or individual.

Also we will seek to initiate our wholesale business and contact local fly-fishing stores to promote and sell our products.  We have been unable to pursue our wholesale business and our lack of inventory has prevented us from any long-term relationships to fly fishing shops because of a lack of funding.  We are also planning to develop other videos and include “Nymph Rigging for Effective Fishing,” as well as developing a new pattern, Case Caddis and a DVD on tying.  We anticipate that these products will be ready within 3 to 4 month after we receive at least $100,000 in additional capital, of which there is no assurance.  We estimate that the cost of producing these DVD’s will be approximately $24,000.  The balance of funds will be utilized to produce the flies that are being introduced in these new videos.

We also intend to continue to maintain and promote our web site (www.yummyflies.com), which has been operational since March 2008.  To date, fifteen DVD’s have been sold at $12.95 per unit, with three additional sales pending confirmation of funds reflecting our new sales price of $16.50 per unit, including shipping and handling.  We need to retain a marketing director/sales person to formalize a marketing plan.  As of the date of this Prospectus we do not have the financial ability to retain this position and we have not been able to effectively market our products because of this lack of funding for advertising.

In 2008 two of our principals were asked to submit patterns for a fly pattern book that was being published.  Seventeen patterns were submitted and all our patterns were included in the book “Modern Midges” by Rick Takahashi and Jerry Hubka, published in 2010 by Headwater Books and Stackpole Books.  This book is widely distributed and sold on Amazon, at Barnes & Noble, The Orvis Catalogue, as well as most fly shops nationally.

As funding permits we plan to hire a marketing/sales representative to initiate our wholesale base and expand our current retail base.  The Internet has provided only limited exposure and sales have been disappointing to date.  In order for us to realize our objectives we must hire a professional marketer, order enough supplies and materials to create an inventory of flies and DVD’s, and create a publicity/marketing packet.  We believe the cost for one year of operation would be approximately $100,000, including $35,000 for a marketer, $1882.56 for latex (enough for 24,000 flies), $40,000 for hooks (24,000 flies times the 16 patterns we are currently tying), $150 for dubbing, $50.00 for thread, $167.88 for feathers, $2850.00 for DVD cases (3,000 cases each for the 5 DVD’s that have already been produced) $4,480 for 16,000 bulk DVD's, and $200 for printer paper for DVD covers.  We also estimate it will cost approximately $15,000 to develop a marketing kit.

We are also looking into the possibilities of representing other manufacturers of unique tying materials and selling the same through our on-line catalogue.  We have completed our web site which has opened a merchant account to accept all major credit cards and is presently accepting orders.  In June 2010 we entered into an agreement to represent NRS, Inc., a leading marketer and manufacturer of paddle sports products, including products for kayaking, rafting and associated outdoor activities, to sell their personal watercraft “the GigBob.”  We believe that the GigBob is a unique personal watercraft because it is frameless and most importantly it has a 15-foot platform that can be used for storage or the fisherman can stand on the platform to cast.  We also believe that this is a unique and important advantage that other personal watercrafts do not have at this time.  We were one of the first Internet company’s’ to offer it for retail sales.  Features of the Gigbob include:

•
It has no frame.  It is a personal fishing boat that can be rowed and is rigid without a frame.  The patented frameless design means you can fold it up and pack it on your back without having to break down a frame.

•	The drop-stitch construction lets you put 4-6 pounds per square inch of air pressure into the multiple air chambers, to obtain stiff, rigidity.

•	The 15 square feet of flat area on the GigBob deck provides space for all of a fisherman’s tackle, cooler, extra rods and other equipment.

•
The pontoons are wide and flat, which provides stability.  We believe a person can stand on the deck without fear of tipping and the flat bottoms provide a very shallow waterline to insure that the craft slips right over rocks that snag a rounded pontoon.

•	Detachable pontoons with NRS' batten attachment system for an even lighter weight kick boat.

•	The seat and built-in foot pegs give you full support for an all-day fishing expedition.

•
It is sold with an adjustable padded seat, Carlisle 7' two-piece oars with sleeves and oar rights, oar plates, oar mounts, oar locks, springs and split rings, oar rests, two Easy Access Tackle Bags, stripping apron and a carrying backpack to haul it all in.

•	Repair kit included.

•	5 Year warranty

The current retail price of a GigBob is $1,595, with price breaks dependent on the number of GigBob’s ordered.  Currently, our wholesale price from NRS is 50% below retail.  We do not inventory any of the crafts as NRS has agreed to drop ship on our behalf.  We intend to begin marketing of the GigBob through our website beginning in 2013.

Growth by Acquisitions

We also intend to expand our operations through the acquisition of related businesses that will complement our current business.  There are many synergistic small operations which have expressed an interest in being acquired by our Company if and when we become a trading, reporting company.  We believe this makes economic sense because we can eliminate duplication of general and administrative expense, provide a more centralized information marketing and eliminate overlapping of services offered.  We are presently evaluating several such businesses in the State of Colorado and elsewhere as potential merger or acquisition candidates, and anticipate expanding this acquisition strategy to metropolitan areas in the states of Arizona, New Mexico and California.  However, as of the date of this Prospectus, there are no definitive agreements in place relating to our acquiring any such business and there can be no assurances that such agreements will be executed on favorable terms or at all in the future.

If we are successful, the acquisition of related, complimentary businesses is expected to increase revenues and profits by providing a broader range of services in vertical markets which are consolidated under one parent, thus reducing overhead costs by streamlining operations and eliminating duplicitous efforts and costs.  There are no assurances that we will increase profitability if we are successful in acquiring other synergistic companies.

Management will seek out and evaluate related, complimentary businesses for acquisition.  The integrity and reputation of any potential acquisition candidate will first be thoroughly reviewed to ensure it meets with management’s standards.  Once targeted as a potential acquisition candidate, we will enter into negotiations with the potential candidate and commence due diligence evaluation of each business, including its financial statements, cash flow, debt, location and other material aspects of the candidates’ business.  One of the principal reasons for our filing of our registration statement of which this Prospectus is a part and the filing of an application to list our securities for trading is our intention to utilize the issuance of our securities as part of the consideration that we will pay for these proposed acquisitions.  If we are successful in our attempts to acquire similar companies utilizing our securities as part or all of the consideration to be paid, our current shareholders will incur dilution.  See “RISK FACTORS.”

In implementing a structure for a particular acquisition, we may become a party to a merger, consolidation, reorganization, joint venture, or licensing agreement with another corporation or entity.  We may also acquire stock or assets of an existing business.  On the consummation of a transaction, we do not intend that our present management and shareholders will no longer be in control of our Company.

As part of our investigation, our officers and directors will meet personally with management and key personnel, may visit and inspect material facilities, obtain independent analysis of verification of certain information provided, check references of management and key personnel, and take other reasonable investigative measures, to the extent of our limited financial resources and management expertise.  The manner in which we participate in an acquisition will depend on the nature of the opportunity, the respective needs and desires of us and other parties, the management of the acquisition candidate and our relative negotiation strength and such other management.

We will participate in an acquisition only after the negotiation and execution of appropriate written agreements. Although the terms of such agreements cannot be predicted, generally such agreements will require some specific representations and warranties by all of the parties thereto, will specify certain events of default, will detail the terms of closing and the conditions which must be satisfied by each of the parties prior to and after such closing, will outline the manner of bearing costs, including costs associated with our attorneys and accountants, will set forth remedies on default and will include miscellaneous other terms.

Depending upon the nature of the acquisition, including the financial condition of the acquisition company, as a reporting company under the 34 Act it may be necessary for such acquisition candidate to provide independent audited financial statements.  If so required, we will not acquire any entity which cannot provide independent audited financial statements within a reasonable period of time after closing of the proposed transaction.  If such audited financial statements are not available at closing, or within time parameters necessary to insure our compliance with the requirements of the 34 Act, or if the audited financial statements provided do not conform to the representations made by the candidate to be acquired in the closing documents, the closing documents will provide that the proposed transaction will be voidable, at the discretion of our present management.  If such transaction is voided, the agreement will also contain a provision providing for the acquisition entity to reimburse us for all costs associated with the proposed transaction.

Competition

We face extreme competition from larger, better-financed and national brands.  All of these companies have extensive resources and a world market place for their products.  Also, there are local fly shops that are established retail centers that could have an impact on our ability to penetrate the fly tying and fly pattern industry.

Government Regulation

We are not subject to any extraordinary governmental regulations.

Employees

As of the date of this Prospectus we employ three (3) persons, including our members of management.  We have consulted with and expect to continue to use the services of independent consultants and contractors with whom our management has a pre-existing relationship to perform various professional services, particularly in the area of sales and marketing consultation.  However, no compensation has been paid for these services as of the date of this Prospectus and other than as described above in “Description of Business” concerning our retention of Mr. Dunnigan as a consultant, there is no agreement to pay such compensation in the future.  As of the date of this Prospectus Mr. Dunnigan has not provided us with any consulting services but may do so in the future.

None of our employees are members of a union.  We consider our employee labor relations to be good.

Trademarks/Trade names/Intellectual Property

We have no registered trademarks or other intellectual property as of the date of this Prospectus, except for our domain name, yummyfiles.com.

Property

We operate from our offices at 1848 South Lamar Ct., Lakewood, CO 80232, telephone (303) 619-2503, which consists of 150 square feet of executive office and manufacturing space.  Our President provides this space to us on a rent-free basis.  Management believes that this space will meet our needs for the foreseeable future.

Legal Proceedings

We are unaware of any pending or threatened litigation by or against us.

MANAGEMENT

Executive Officers, Directors and Key Personnel

The following table sets forth information regarding our executive officers and directors:

Name	Age	Position

Gary Okizaki	64	President, Chief Executive Officer, Chairman of the Board

Brian Yamauchi	40	Vice-President, Treasurer and Director

Monroe Coleman	61	Vice-President, Secretary and Director

The above listed officers and directors will serve until the next annual meeting of the shareholders or until their death, resignation, retirement, removal, or disqualification, or until their successors have been duly elected and qualified.  Vacancies in the existing Board of Directors are filled by majority vote of the remaining Directors.  Officers serve at the will of the Board of Directors.  Each of our above officers and directors have had experience in the fly fishing industry, as well as maintaining a strong interest in this industry.  While none of our officers and directors have experience in operating a public company, due to our limited financial resources we do not believe we have the financial ability to retain a more experienced individual.

Resumes

Gary S. Okizaki, our founder, has been our President, CEO and Chairman of the Board, since our inception.  In addition to his positions with us, Mr. Okizaki has been a special education teacher of children with learning disabilities for South Lakewood Elementary School, Lakewood, Colorado since August 2001 until this past spring 2012.  In the 2012 school year he will continue with Jefferson County School District as a Speech Pathologist for Lakewood High School, Creighton Middle School and O’Connell Middle School. He has also been an Orvis endorsed fly fishing guide for the North Fork Guest Ranch, Shawnee, Colorado (2011-2012) and a fly fishing guide and instructor for the Blue Quill Angler, Evergreen, Colorado, since March 2001.  Mr. Okizaki received a Bachelor of Arts degree in 1969 from the University of Northern Colorado and a Masters degree from the University of Denver in 1972.  He devotes approximately 15 hours per week to our affairs, unless additional time is required.

Brian M. Yamauchi has been our Vice President, Treasurer and a director since our inception.  In addition to his positions with us, since June 2010 he has been employed by Kapiolani Medical Center, Oahu, Hawaii as a pharmacy technician.  Prior, he was employed by CAPS Pharmacy, Denver, CO from January 2005 through April 2010, where his principal responsibilities include preparing and compounding IV mediations.  He was unemployed in May 2010.   Prior, from November 2003 through September 2005, he performed similar responsibilities at Sky Ridge Medical Center, Lone Tree, Colorado.  He devotes only such time as needed to our affairs.

Monroe Coleman has been our Vice President, Secretary and a director since our inception.  Since 2004 Mr. Coleman has been retired.  Previously, from 1972 through 2004, Mr. Coleman was employed by Quest Communications, Inc., Denver Colorado, as a network technician.  In addition, since 1989 he has worked part time as a professional fly fishing guide for the Blue Quill Angler, Bergen Park, Colorado, and the North Fork Guest Ranch, Shawnee, Colorado.  He devotes only such time as needed to our affairs.

Board Committees

As of the date of this Prospectus we do not have any committees of our Board of Directors.  We expect to appoint outside Directors to serve on our Board in the near future, but as of the date of this Prospectus we have not identified such prospective Directors.  Once appointed, we expect to form an Audit Committee, a Compensation Committee, a Corporate Governance Committee and a Nominating Committee.

Family Relationships

There are no family relationships between any of our directors or executive officers.

Conflicts of Interest

Members of our management are associated with other firms involved in a range of business activities.  Consequently, there are potential inherent conflicts of interest in their acting as officers and directors of our Company.  Insofar as the officers and directors are engaged in other business activities, management anticipates it will devote only a minor amount of time to our affairs.  See “RISK FACTORS.”

EXECUTIVE COMPENSATION

Remuneration

Since our inception none of our officers or directors or any other employee have received any salary.  If and when we obtain profitability our Board of Directors will determine future salaries, if any.

Compensation of Directors

Our directors are currently not being compensated and we expect no compensation to be paid until we obtain profitability.  Our Board will convene at that time to determine an appropriate compensation package for our Directors.  However, it is not anticipated that any of our executive officers will receive material compensation in the foreseeable future.  Although no payments to Directors have been made, they may be reimbursed for actual expenses incurred for each meeting of the Board that they attend.

Stock Plan

We have not adopted a stock plan, but may do so in the future.

Employment Agreements

None of our executive officers are party to any employment agreement with us.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table contains certain information regarding beneficial ownership of our Common Stock as of the date of this Prospectus by (i) each person who is known by us to own beneficially more than 5% of our Common Stock, (ii) each of our officers and Directors, and (iii) all Directors and executive officers as a group.

Title of Class	Name and Address Of Beneficial Owner	Amount and Nature Of Beneficial Ownership	Percent Of Class

Common	Mr. Gary Okizaki(1) 1848 So. Lamar Ct. Lakewood, CO 80232	6,255,000	60.9%

Common	Brian Yamauchi(1) 67 California Ave. Wahiawa, HI 96786	1,350,000	13.1%

Common	Monroe Coleman(1) 32171 Lodgepole Dr. Evergreen, CO 80439	648,000	6.3%

Common	All Officers and Directors As a Group (3 persons)	8,253,000	80.3%
_________________________

(1)	Officer and Director of our Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We operate from our offices at 1848 South Lamar Ct., Lakewood, CO 80232.  Our President/CEO provides this space to us on a rent-free basis.

Gary Okizaki, one of our officers has advanced monies to allow us to pay our expenses. The balance due the officer/shareholder was $9,452 and $7,952, respectively for December 31, 2012, and December 31, 2011 and $10,632 at March 31, 2013.  These loans do not accrue interest, have not been memorialized in writing and are due upon demand.

There have been no other related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 of Regulation S-K.

DESCRIPTION OF SECURITIES

Common Stock

There are 100,000,000 shares of Common Stock, $.001 par value, authorized, with 10,278,000 shares issued and outstanding.  The holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders.  Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore, subject to any preferential dividend rights of outstanding Preferred Stock, which may be authorized and issued in the future.  Upon a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets available after the payment of all debts and other liabilities, and subject further only to the prior rights of any outstanding Preferred Stock which may be authorized and issued in the future.  The holders of Common Stock have no preemptive, subscription, redemption or conversion rights.  The outstanding shares of Common Stock are, and the shares offered herein will be, when issued and paid for, fully paid and non-assessable.  Cumulative voting in the election of directors is not permitted and the holders of a majority of the number of outstanding shares will be in a position to control the election of directors at a general shareholder meeting and may elect all of the directors standing for election.  We have no present intention to pay cash dividends to the holders of Common Stock.

Transfer Agent and Registrar

We have not retained a transfer agent as of the date of this Prospectus but intend to retain the same in the foreseeable future for our Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

In the event our Common Stock is approved for trading in the future, of which there can be no assurance, market sales of shares of our Common Stock after this Offering and from time to time, and the availability of shares for future sale, may reduce the market price of our Common Stock.  Sales of substantial amounts of our Common Stock, or the perception that these sales could occur, could adversely affect prevailing market prices for our Common Stock and could impair our future ability to obtain capital, especially through an offering of equity securities.  After the effective date of the registration statement of which this Prospectus is a part, all of the shares sold in this Offering, will be freely tradable without restrictions or further registration under the Securities Act, unless the shares are purchased by our affiliates. After the effective date of the registration statement of which this Prospectus is a part, all of the shares sold in this Offering, constituting 1,989,000 shares, will be freely tradable without restrictions or further registration under the Securities Act, unless the shares are purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act.  The balance of 8,289,000 shares which are not being registered will be eligible for sale pursuant to the exemption from registration. However, of these shares not being registered, 8,253,000 are held by our management, who are limited to selling only 1% of our issued and outstanding shares every 90 days.

If our application to trade our Common Stock on the OTCBB is approved, of which there can be no assurance, it is anticipated that our Common Stock will be considered a “penny stock” and will continue to be considered a penny stock so long as it trades below $5.00 per share and as such, trading in our Common Stock will be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934.  Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements.  The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a “penny stock,” including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer.  The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities.  In addition, few broker or dealers are likely to undertake these compliance activities. Other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.  See “RISK FACTORS.”

Rule 144

Rule 144, adopted by the Securities and Exchange Commission pursuant to the Securities Act of 1933, generally provides an exemption for the resale or privately offered securities provided the conditions of the rule are met, which include, among other limitations, that the securities be held for a minimum of six months due to the fact that we expect to be a reporting company pursuant to the Securities Exchange Act of 1934, as amended.  Consequently, our shareholders who are affiliates and whose shares are not being registered as part of the registration statement we have filed with the SEC (of which this Prospectus is a part) may not be able to avail themselves of Rule 144 or otherwise be readily able to liquidate their investments in the event of an emergency or for any other reason, and the shares may not be accepted as collateral for a loan.  If such non-affiliate has owned the shares for at least six months, he or she may sell the shares without complying with any of the restrictions of Rule 144 once we are deemed a reporting company.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the Offering, a substantial interest, direct or indirect, in the Company or any of its parents or subsidiaries.  Nor was any such person connected with the Company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon by Andrew I. Telsey, P.C., Centennial, Colorado.  Andrew I. Telsey, sole shareholder of Andrew I. Telsey, P.C., owns 432,000 shares of our Common Stock.

EXPERTS

The financial statements of Yummy Flies, Inc. as of and for the years ended December 31, 2012 and 2011 included herein, have been audited by Ronald R. Chadwick, P.C., independent registered public accountants, as indicated in their reports with respect thereto, and are in reliance upon the authority of said firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ADDITIONAL INFORMATION

We have filed this registration statement on Form S-1, including exhibits, with the SEC with respect to the shares being offered in this Offering.  This Prospectus is part of the registration statement, but it does not contain all of the information included in the registration statement or exhibits.  If and when the SEC declares our registration statement effective, we will begin filing reports pursuant to the Securities Exchange Act of 1934, as amended.  For further information with respect to our Common Stock, and us we refer you to the registration statement and to the exhibits and schedules to the registration statement.  Statements contained in this Prospectus as to the contents of any contract or any other document referred to herein are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement.  Each of these statements is qualified in all respects by this reference.  You may inspect a copy of the registration statement without charge at the SEC’s principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, 100 F. St. NE, Washington, D.C. 20549, upon payment of fees prescribed by the SEC.  The SEC maintains a worldwide website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.  The address of the website is http://www.sec.gov.  The SEC’s toll free investor information service can be reached at 1-800-SEC-0330.

FINANCIAL STATEMENTS

The audited financial statements for the fiscal years ending December 31, 2012 and 2011 are set forth on pages F-1 through F-11.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS, OR OF ANY SALE OF OUR COMMON STOCK.

Yummy Flies, Inc.
(A Development Stage Company)

FINANCIAL STATEMENTS

With Independent Accountant’s Audit Report

For the years ended December 31, 2012 and 2011
And the unaudited interim period ended March 31, 2013

RONALD R. CHADWICK, P.C.
Certified Public Accountant
2851 South Parker Road, Suite 720
Aurora, Colorado  80014
Telephone (303)306-1967
Fax (303)306-1944

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Yummy Flies, Inc.
Lakewood, Colorado

I have audited the accompanying balance sheets of Yummy Flies, Inc. (a development stage company) as of December 31, 2012 and 2011 and the related statements of operations, stockholders' equity and cash flows for the years then ended, and for the period from December 26, 2005 (inception) through December 31, 2012. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Yummy Flies, Inc. as of December 31, 2012 and 2011 and the results of its operations and its cash flows for the years the ended, and for the period from December 26, 2005 (inception) through December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Aurora, Colorado	/s/ Ronald R. Chadwick, P.C.
April 23, 2013	RONALD R. CHADWICK, P.C.

Yummy Flies, Inc.
(A Development Stage Company)
Balance Sheets
	Unaudited
	March 31,	December 31,	December 31,
	2013	2012	2011
ASSETS

Current Assets

Cash in bank	$846	$454	$4,102
Inventory	238	238	1,876

TOTAL CURRENT ASSETS	1,084	692	5,978

Property & Equipment

Equipment (net of Accumulated Depreciation $2,558 and	-	35	554
$2,558 respectively)

TOTAL ASSETS	$1,084	$727	$6,532

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities

Advances From Shareholders	$10,632	$9,452	$7,952
Accounts Payable	12,533	12,533	-

TOTAL CURRENT LIABILITIES	23,165	21,985	7,952

TOTAL LIABILITIES	23,165	21,985	7,952

Stockholders' Equity
Common Stock (par value $.001; Authorized 100,000,000 shares;
issued and outstanding 10,278,000)	10,278	10,278	10,278
Capital Paid in Excess of Par	32,447	32,447	32,447
Defecit Accumulated During the Development Stage	(64,806)	(63,983)	(44,145)

TOTAL STOCKHOLDERS' EQUITY	(22,081)	(21,258)	(1,420)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,084	$727	$6,532

The accompanying notes are an integral part of these financial statements.

Yummy Flies, Inc.
(A Development Stage Company)
Statements of Operations

					December 26,	December 26,
	Unaudited		Unaudited		2005 (inception)	2005 (inception)
	3 Months End	Year Ended	3 Months End	Year Ended	through	through
	March 31,	December 31,	March 31,	December 31,	March 31,	December 31,
	2013	2012	2012	2011	2013	2012

REVENUES - Sales	$422	$-	$-	$331	$2,253	1,831

COST OF GOODS SOLD	-	-	-	312	802	802

Gross Profit	422	-	-	19	1,451	1,029

GENERAL AND ADMINISTRATIVE EXPENSES

Accounting	600	3,250	-	4,030	17,245	16,645
Depreciation	35	518	130	519	2,593	2,558
General and administrative	610	1,660	31	378	9,385	8,775
Legal	-	12,533	-	1,980	27,561	27,561
Writeoffs - Inventory	-	1,877	-	2,209	9,473	9,473
Total General and Administrative Expenses	$1,245	$19,838	$161	$9,116	$66,257	65,012

(Loss) from operations	(823)	(19,838)	(161)	(9,097)	(64,806)	(63,983)

Other income (expense)	-	-	-	-	-	-

Net (loss)	$(823)	$(19,838)	$(161)	$(9,097)	$(64,806)	(63,983)

Basic Earnings (Loss) Per Share	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Common Shares Outstanding	10,278,000	10,278,000	10,278,000	10,278,000

The accompanying notes are an integral part of these financial statements.

Yummy Flies, Inc.
(A Development Stage Company)
Statements of Cash Flows

					December 26,	December 26,
	Unaudited		Unaudited		2005 (inception)	2005 (inception)
	3 Months End	Year Ended	3 Months End	Year Ended	thorugh	thorugh
	March 31,	December 31,	March 31,	December 31,	March 31,	December 31,
	2013	2012	2012	2011	2013	2012

Net (loss)	$(823)	$(19,838)	$(161)	$(9,097)	$(64,806)	$(63,983)
Adjustments to reconcile decrease in net assets to net cash provided by operating activities:

Issuance of stock for services	-	-	-	-	975	975
Depreciation expense	35	519	130	519	2,593	2,558
Inventory decrease (increase)	-	1,638	-	540	(238)	(238)
Increase (decrease) in current liabilities	-	12,533	-	(1)	12,533	12,533

Net cash (used) in operation activities	(788)	(5,148)	(31)	(8,039)	(48,943)	(48,155)

Cash flows from investing activities
Purchase equipment (increase)	-	-	-	-	(2,593)	(2,593)

Net cash provided by investing activities	-	-	-	-	(2,593)	(2,593)

Cash flows from financing activities
Advances from shareholder - borrowings	1,180	1,500	-	1,539	13,942	12,762
Advances from shareholder - payments				-	(3,310)	(3,310)
Issuance of common stock					1,503	1,503
Capital paid in excess of par	-	-	-	-	40,247	40,247

Net cash provided by financing activities	1,180	1,500	-	1,539	52,382	51,202

Net increase in cash	392	(3,648)	(31)	(6,500)	846	454

Cash at beginning of period	454	4,102	4,102	10,602	-	-

Cash at end of period	$846	$454	$4,071	$4,102	$846	$454

Supplemental information:
Non-cash issuance of common stock	$-	$-	$-	$-	$-	$975
Issuance of common stock for debt retirement	$-	$-	$-	$-	$3,500	$3,500
Cash paid for interest	$-	$-	$-	$-	$-	$-
Cash paid for income taxes	$-	$-	$-	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

Yummy Flies, Inc.
(A Development Stage Company)
Statements of Shareholders' Equity

	Number Of		Capital Paid	Retained
	Common	Common	in Excess	Earnings
	Shares Issued	Stock	of Par Value	(Deficit)	Total
Balance At December 26, 2005	-	$-	$-	$-	$-

January 1, 2007 975,000 shares of
common stock issued for services valued
at $975 or $.001 per share	8,775,000	8,775	(7,800)	-	975

March 2007 57,000 shares of
common stock issued for cash of
$14,250 or $0.25 per share	513,000	513	13,737	-	14,250

April 2007 46,000 shares of
common stock issued for cash of
$11,500 or $0.25 per share	414,000	414	11,086	-	11,500

May 2007 4,000 shares of
common stock issued for cash of
$1,000 or $0.25 per share	36,000	36	964	-	1,000

December 2007 14,000 shares of
common stock issued for cash of
$3,500 or $0.25 per share	126,000	126	3,374	-	3,500

Net (loss)	-	-	-	(14,962)	(14,962)

Balance at December 31, 2007	9,864,000	$9,864	$21,361	$(14,962)	$16,263

April 2008 39,000 shares of
common stock issued for cash of
$9,750 or $0.25 per share	351,000	351	9,399	-	9,750

May 2008 1,000 shares of
common stock issued for cash of
$250 or $0.25 per share	9,000	9	241	-	250

June 2008 2,000 shares of
common stock issued for cash of
$500 or $0.25 per share	18,000	18	482	-	500

August 2008 4,000 shares of
common stock issued for cash of
$1,000 or $0.25 per share	36,000	36	964	-	1,000

Net (loss)	-	-	-	(3,628)	(3,628)

Balance at December 31, 2008	10,278,000	$10,278	$32,447	$(18,590)	$24,135

Net (loss)	-	-	-	(4,289)	(4,289)

Balance at December 31, 2009	10,278,000	$10,278	$32,447	$(22,879)	$19,846

Net (loss)	-	-	-	(12,169)	(12,169)

Balance at December 31, 2010	10,278,000	$10,278	$32,447	$(35,048)	$7,677

Net (loss)	-	-	-	(9,097)	(9,097)

Balance at December 31, 2011	10,278,000	$10,278	$32,447	$(44,145)	$(1,420)
Net (loss)	-	-	-	(19,838)	(19,838)

Balance at December 31, 2012	10,278,000	$10,278	$32,447	$(63,983)	$(21,258)
Net (loss)	-	-	-	(823)	(823)

Balance at March 31, 2013 (Unaudited)	10,278,000	$10,278	$32,447	$(64,806)	$(22,081)

The accompanying notes are an integral part of these financial statements.

Yummy Flies, Inc.
(A Development Stage Company)
Notes to Financial Statements
For the years ended December 31, 2012 and 2011
And the unaudited interim period ended March 31, 2013

Note 1 - Organization and Summary of Significant Accounting Policies

ORGANIZATION

Yummyflies.com, Inc. (the “Company”), was incorporated in the State of Colorado on December 26, 2005. The Company was formed to produce and distribute flies and other fishing supplies, as well as instructional DVD’s. The Company may also engage in any business that is permitted by law, as designated by the board of directors of the Company.

DEPRECIATION AND AMORITIZATION

Furniture, fixtures and equipment are stated at cost and are depreciated over their estimated economic lives ranging from 5 to 7 years.  Depreciation is computed using the straight-line method.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

STATEMENT OF CASH FLOWS

For purposes of the statement of cash flows, the Company considered demand deposits and highly liquid-debt instruments purchased with maturity of three months or less to be cash equivalents.

Cash paid for interest during the period was $0.  Cash paid for income taxes during the period was $0.

INVENTORIES

Inventories are stated at the lower of cost or market (first-in, first-out method).

Yummy Flies, Inc.
(A Development Stage Company)
Notes to Financial Statements
For the years ended December 31, 2012 and 2011
And the unaudited interim period ended March 31, 2013

Note 1 - Organization and Summary of Significant Accounting Policies (Continued)

BASIC EARNINGS PER SHARE

The basic earnings (loss) per common share are computed by dividing the net income (loss) for the period by the weighted average number of shares outstanding at December 31, 2012, 2011 and March 31, 2013.

REVENUE RECOGNITION

The Company produces custom flies and instructional DVD’s related to sport and recreational fishing. The revenue is recognized when a sale is made to a customer and the goods are delivered by the Company.

Note 2 – Basis of Presentation

In the course of its life the Company has had losses from operations.  This raises substantial doubt about the Company’s ability to continue as a going concern.  Management filed a Limited Offering Registration with the State of Colorado to acquire capital.  Management believes this will contribute toward its operations and subsequent profitability.  The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 3 – Capital Stock

The Company authorized 100,000,000 shares of $.001 par value common stock. On September 20, 2010 the Company authorized a 9 to 1 forward stock split making the outstanding amount of common stock 10,278,000 shares.  All references to the Company’s issued and outstanding shares of common stock herein are on a post forward split basis.  Through December 31, 2012, the Company issued a total of  10,278,000 shares.

On January 2007 the Company issued 8,775,000 shares (975,000 shares pre forward split) of $.001 par value common stock for services valued at $975 or $.001 per share.

On March 2007 the Company issued 513,000 shares 57,000 shares pre-forward split) of $.001 par value common stock for $14,250 in cash or $0.25 per share.

On April 2007 the Company issued 414,000 shares (46,000 shares pre-forward split) of $.001 par value common stock for $11,500 in cash or $0.25 per share.

Yummy Flies, Inc.
(A Development Stage Company)
Notes to Financial Statements
For the years ended December 31, 2012 and 2011
And the unaudited interim period ended March 31, 2013

Note 3 – Capital Stock (Continued)

On May 2007 the Company issued 36,000 shares (4,000 shares pre forward split) of $.001 par value common stock for $1,000 in cash or $0.25 per share.
On December 2007 the Company issued 126,000 shares (14,000 shares pre forward split) of $.001 par value common stock for the conversion of $3,500 in notes payable at $0.25 per share.
On April 2008 the Company issued 351,000 shares (39,000 shares pre forward split) of $.001 par value common stock for $9,750 in cash or $0.25 per share.
On May 2008 the Company issued 9,000 shares (1,000 shares pre forward split) of $.001 par value common stock for $250 in cash or $0.25 per share.
On June 2008 the Company issued 18,000 shares (2,000 shares pre forward split) of $.001 par value common stock for $500 in cash or $0.25 per share.
On August 2008 the Company issued 36,000 shares (4,000 shares pre forward split) of $.001 par value common stock for $1,000 in cash or $0.25 per share.
The Company has declared no other dividends through March 31, 2013.

Yummy Flies, Inc.
(A Development Stage Company)
Notes to Financial Statements
For the years ended December 31, 2012 and 2011
And the unaudited interim period ended March 31, 2013

Note 4 -  Income Taxes

Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses. These loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur. The Company accounts for income taxes pursuant to ASC 740. At March 31, 2013,  December 31, 2012 and 2011, the Company had approximately $64,806, $63,983 and $44,145 respectively in unused federal net operating loss carryforwards, which begin to expire principally in the year 2027. A deferred tax asset at each date of approximately $12,961, $12,797 and $8,829 respectively resulting from the loss carryforwards has been offset by a 100% valuation allowance. The change in the valuation allowance for the periods ended March 31, 2013, December 31, 2012 and 2011 was approximately $164, $3,968 and $1,811 respectively.

Note 5 -  Related Party Activity

An officer/shareholder of the Company has advanced monies to pay expenses on behalf of the Company. The balance due the officer/shareholder was $10,632, $9,452 and $7,952 respectively for March 31, 2013, December 31, 2012 and December 31, 2011.  The loan does not accrue interest and is due upon demand.

1,989,000 Shares of Common Stock

PROSPECTUS

August 14, 2013

Until November 5, 2013, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.